Issuer Free Writing Prospectus dated October 22, 2025 filed

pursuant to Rule 433 supplementing the Preliminary Prospectus

Supplement dated October 22, 2025 and the Prospectus dated

December 7, 2022 (Registration No. 333-268704)

Pricing Term Sheet

Issuer:	General Motors Financial Company, Inc. (the “Issuer”)

Securities:	4.200% Senior Notes due 2028 (the “Notes”)

Ranking of the Notes:	Senior unsecured

Trade Date:	October 22, 2025

Settlement Date:	October 27, 2025 (T+3)*

Form of Offering:	SEC-Registered (Registration No. 333-268704)

Joint Book-Running Managers:	BofA Securities, Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
RBC Capital Markets, LLC
Scotia Capital (USA) Inc.
SMBC Nikko Securities America, Inc.

Co-Managers:	Banco Bradesco BBI S.A.
ING Financial Markets LLC
Loop Capital Markets LLC
Cabrera Capital Markets LLC
CastleOak Securities, L.P.
Guzman & Company

Aggregate Principal Amount:	$1,000,000,000

Final Maturity Date:	October 27, 2028

Public Offering Price:	99.941% of aggregate principal amount, plus accrued and unpaid interest, if any, from October 27, 2025

Benchmark Treasury:	3.500% due October 15, 2028

Benchmark Treasury Price and Yield:	100-05¼; 3.441%

Spread to Benchmark Treasury:	+78 bps

Yield to Maturity:	4.221%

Coupon:	4.200%

Interest Payment Dates:	April 27 and October 27 of each year, commencing on April 27, 2026

Day Count Convention:	30 / 360

Optional Redemption:	Prior to the stated maturity date, make-whole call at T+15 bps

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	37045X FL5 / US37045XFL55

*

Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the date that is one business day preceding the settlement date will be required, by virtue of the fact that the Notes initially will settle T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes during such period should consult their own advisors.

The Issuer has filed a registration statement (including a preliminary prospectus supplement and an accompanying prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer has filed with the SEC, including the preliminary prospectus supplement, for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by contacting: BofA Securities, Inc. toll-free at 1-800-294-1322, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, J.P. Morgan Securities LLC collect at 1-212-834-4533, RBC Capital Markets, LLC at 1-866-375-6829, Scotia Capital (USA) Inc. at 1-800-372-3930, and SMBC Nikko Securities America, Inc. at 1-888-868-6856.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.